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Exhibit 23.1

We consent to the use of our report dated January 22, 2004 with respect to the financial statements of Convention Hotel Partners, LLC, included in this Current Report on Form 8-K/A of LaSalle Hotel Properties dated March 3, 2004.

Crowe Chizek and Company LLC


Oak Brook, Illinois
February 27, 2004